Exhibit 99.2

As you have seen in our press release, we have agreed to merge TenFold with Versata Enterprises. After two years of leading TenFold as its Chairman, President and CEO, I have recognized that in order for TenFold to realize its full potential, we need to be a private company and we need to have a strong balance sheet behind this tremendous technology and behind TenFold’s talented resources. During my tenure, our customers and prospects have frequently expressed concern about both our viability and our ability to survive and grow as a standalone entity. This is a very real concern, and we are pleased to address it. Our board of directors has agreed that this merger is the best course of action and we have signed a Merger Agreement with Versata Enterprises, which you can review as part of our Form 8-K submission to the SEC.

As you are probably aware, since TenFold is a public company, there are still some remaining processes that we have to complete to close the merger. We must publish a proxy statement (which will require SEC review) in advance of a stockholder meeting to approve the merger. We must then conduct the stockholder meeting and assuming that the merger is approved as expected, close the transaction at that time. We estimate that this will all be completed sometime in May.

We have been in discussions with Versata almost continuously over the past number of weeks and one message has come through strong and clear - Versata’s management is dedicated to serving their customers. From their website www.versata.com they state “Looking back on almost two decades of service to Fortune 500 companies, Versata feels our most important achievements are our ongoing partnerships with the world’s greatest organizations.” They have a culture of ensuring that they “bring real measureable value” to their customers and measure themselves against that standard.

I have attached a letter to all of our customers from Versata’s President and CEO, Randy Jacops, in which he emphasizes his personal commitment to our valued customers. I think that letter will give you an insight as to why we felt comfortable merging with Versata Enterprises. We welcome this change of TenFold and our gaining a stronger financial position.

On a personal note, this was not how I had envisioned TenFold when I agreed to become the Chairman and CEO back in November 2005. I can assure you that my team and I have worked tirelessly over these past two years, and it is not for lack of effort that we have been unable to grow the business. We made significant progress on many fronts, but ultimately we just could not get over the fact that our balance sheet was not at a place where our customers and prospects had confidence that we would survive, and that became a self fulfilling prophesy.

It has been my pleasure to work with you over the course of the last two years and I have appreciated your professional and financial support as we made every effort to have TenFold succeed on its own.

Thank you for your faith.

Bob

Robert W. Felton

Chairman, President and CEO

TenFold Corporation